Exhibit 99.5

                              SETTLEMENT AGREEMENT

         The parties ("Parties") to this Settlement Agreement ("Agreement"), dated August 13, 2002, are BounceBackTechnologies.com, Inc., f/k/a Casino Resource Corporation ("BounceBack"), John J. Pilger ("Pilger"), Willard E. Smith ("Smith"), and Monarch Casinos, Inc. ("Monarch").
         WHEREAS, BounceBack commenced an action against Smith and Monarch, venued in Jackson County, Mississippi, Case No. 98-0416(2) ("Action"); and,
         WHEREAS, Smith and Monarch filed a Counterclaim against BounceBack and a Third-Party Complaint against Pilger in the Action; and,
         WHEREAS, BounceBack and Pilger may be insured for certain claims set forth in the Action; and,
         WHEREAS, Pilger and Pilger are concerned about their potentially uninsured exposure to Smith and Monarch on their claims contained in the Action; and,
         WHEREAS, BounceBack and Pilger are concerned about their potentially uninsured exposure to Smith and Monarch on certain claims contained in the Action; and,
         WHEREAS, the Parties desire to resolve the disputes between themselves without having to incur additional legal expenses and without any admissions of liability.
         NOW THEREFORE, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I.

SETTLEMENT: THAT BounceBack and Pilger, without admitting any liability or wrongdoing, agree to pay Smith and Monarch the aggregate amount of up to Two




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Million  Dollars  ($2,000,000).  The  Settlement  shall be  secured by a written assignment (the "Assignment") from BounceBack to Smith and Monarch of an aggregate of $1,000,000 of the prospective proceeds payable to BounceBack pursuant to the Conditional Release and Termination Agreement of May 20, 1999 between BounceBack and Lakes Gaming, Inc., as amended, a copy of which is attached hereto as Exhibit "A". The Assignment shall be in the form attached hereto as Exhibit "B". The maximum of $1,000,000 payable pursuant to the Assignment shall be payable in accordance with the provisions of Article IV below. Said Settlement shall be further secured by a written assignment of up to $1,000,000 after litigation expenses, of the proceeds of any insurance that may become payable to BounceBack or Pilger under any policy of insurance covering the claims set forth in the Action. BounceBack and Pilger agree to execute the Insurance Assignment attached hereto as Exhibit "C" and shall prepare and execute such additional Insurance Assignments as may be applicable.

                                   ARTICLE II.

INDEMNIFICATION  OF  BOUNCEBACK:  THAT  subject  to,  and  without  prejudicing,
Pilger's rights and claims against any insurance carrier, pursuant to BounceBack's Articles of Incorporation and By-Laws and Minnesota law, BounceBack agrees to indemnify Pilger for all payments due under Article I above and all costs and expenses incurred with respect to the Action and this Settlement Agreement.

                                  ARTICLE III.

ASSIGNMENT OF RIGHTS TO BOUNCEBACK: THAT Pilger agrees to assign to BounceBack all of his rights and claims against any insurance carrier with regard to Smith's and Monarch's claims against him, including specifically, the right to



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any money  recovered  from any such carrier with regard to its obligation to pay the Settlement.

                                   ARTICLE IV.

PAYMENT OF AMOUNTS DUE PURSUANT TO ARTICLE I ABOVE: THAT Smith and Monarch agree that, subject to the provisions of Article XIX below, the Settlement may only be satisfied from two sources, to-wit:

a) Funds that are paid by Lakes Gaming, Inc. ("Lakes") to BounceBack, or become due under the Conditional Release and Termination Agreement between Lakes and BounceBack, dated May 20,1999 (a copy of which is attached as Exhibit "A"), as amended by the Amendment to Conditional Release and Termination Agreement, dated July 1, 1999 (a copy of which is attached as Exhibit "D"). The satisfaction under this subparagraph (a) shall be limited to an aggregate of $1,000,000 and shall be by payments of a maximum of $200,000 per year, to be paid quarterly in arrears. In the event that Lakes exercises its right under Paragraph 5.6 of the Amended Conditional Release and Termination Agreement, any unpaid balance of said $1,000,000 due to Smith/Monarch by BounceBack shall be paid immediately, subject to the 10% discount conveyed to BounceBack under said Paragraph 5.6. If Lakes prepays only a portion of the amount due, the amount payable to Smith/Monarch, subject to the 10% discount, shall be prorated.

b) The first $1,000,000, after litigation expenses, recovered by Pilger/BounceBack from any insurance carrier providing coverage of claims under the Action shall be paid by BounceBack/Pilger promptly after the receipt thereof.

         Partial satisfaction of the Settlement from one of the sources set out in



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subparagraphs (a) and (b) above shall not preclude further satisfaction from the other, subject to the limitations of $1,000,000 from each source as set out in subparagraphs (a) and (b) above.

         It is expressly understood and agreed that the events described above in this Article IV are contingent, and that there exists a risk that neither event will occur. If for any reason the events do not occur, then Smith and Monarch will not be entitled to any portion of the Settlement, subject however, to the provisions of Article XIX. Neither BounceBack nor Pilger shall be obligated to pursue the claim against any insurance carrier if, in their sole discretion, they conclude that the claim lacks sufficient merit to warrant continued pursuit.

                                   ARTICLE V.

LIMITATION ON EXECUTION: THAT Smith and Monarch agree that they will not have the right to execute upon, or collect, any assets from Pilger and/or BounceBack to satisfy the Settlement, except for those assets which may be derived out of the events described above in Article IV, subject however, to the provisions of
Article XIX.

                                   ARTICLE VI.

REAL PROPERTY: BounceBack shall contemporaneously with the execution of this Agreement, convey by quitclaim deed, any interest it may have in the real property at 303 LaSalle Court, and Lots 5 & 6, Seapointe Subdivision, Ocean Springs, Mississippi, less the waterfront portions thereof, to Nancy A. Smith, who shall be a third party beneficiary. The quitclaim deed shall be substantially in the form set out in Exhibit "E". The property shall be conveyed free and clear of unpaid taxes and


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other  encumbrance  liens,  except for the mortgage  loan from Bancorp South and associated Deed of Trust, and any back taxes associated with Lot 7 (303 LaSalle Court). BounceBack agrees to execute a standard title insurance Owners/Sellers Affidavit in the form attached as Exhibit "F", which is to be used for title insurance purposes only. Pilger shall grant unto Smith and his wife, Nancy A. Smith, a personal license for waterborne ingress and egress over that portion of Lot 5, Seapointe Subdivision which shall not be transferrable, which is not being conveyed to Nancy A. Smith pursuant to the terms of this paragraph, in the form set out in Exhibit "G".

                                  ARTICLE VII.

MUTUAL RELEASES/TERMINATION OF ACTION:
         (a) THAT other than the obligations created by this Agreement, Smith and Monarch and its officers, directors, and agents (present or former)(including without limitation its corporate representatives with regard to the action, Phil Hanson) on one hand, and Pilger and BounceBack and its officers, directors, and agents (present and former) on the other hand, hereby remise, release and forever discharge each the other, and jointly and severally agree to indemnify, defend and hold harmless each other, from and against any and all claims, demands, actions, causes of actions, suits, controversies, judgments and liabilities, of any nature whatsoever, in law, equity or otherwise, and whether asserted or unasserted, known or unknown, disclosed or undisclosed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, which either party or its officers, directors or agents (present or former) may have against the other party or its offices, directors or agents (present or former), arising out of, directly or indirectly, any act or omission occurring on or prior to the date hereof.
         (b) It is agreed that the Action will be dismissed by stipulation pursuant to Rule 41, Mississippi Rules of Civil Procedure, in the form set out as Exhibit "H".

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                                  ARTICLE VIII.

PRESERVATION OF RIGHTS: THAT the Parties agree that nothing in this Agreement shall operate to prejudice any of or BounceBack's or Pilger's rights or claims against any insurance carrier; all such rights and claims are expressly preserved.

                                   ARTICLE IX.

AGREEMENT:  THAT the Parties acknowledge that this Agreement:
a) was the product of joint negotiation and drafting;
b) is integrated;
c) may not be modified unless done so in a writing signed by all Parties; and,
d) is to be constructed under Mississippi law.

                                   ARTICLE X.

SEVERANCE: THAT the Parties agree that, in the event that any provision of this Agreement is held invalid or unenforceable, then the balance of the Agreement shall be severable and enforceable.

                                   ARTICLE XI.

ADVICE OF COUNSEL: THAT the Parties acknowledge that they have obtained independent legal advice about the wisdom and consequences of entering into this Agreement and that they are not entering into this Agreement based on any representation, promise or warranty made by any other party except as expressly set forth herein.



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                                  ARTICLE XII.

ADDITIONAL DOCUMENTS: THAT the Parties agree to execute such further or additional documents, if any, as are reasonably necessary to carry out the intent of this Agreement.

                                  ARTICLE XIII.

BINDING AGREEMENT: THAT the Parties acknowledge that this Agreement is binding upon and inures to the benefit of the Parties and their past, present, and future officers, directors, employees, agents, affiliates, successors and assigns.

                                  ARTICLE XIV.

AUTHORITY: THAT the individuals signing this Agreement represent and warrant that they have the actual authority to bind the party on whose behalf they are signing this Agreement, that such party has the full legal authority to enter into this Agreement, and that none of the rights or claims that are the subject of this Agreement have been transferred, sold or assigned to any other person, firm or entity.

                                   ARTICLE XV.

ARBITRATION: THAT the Parties agree that, if there is any dispute about the formation, enforceability, performance, or alleged breach of this Agreement, then such dispute shall be settled by binding arbitration in accordance with the AAA Commercial Arbitration Rules in effect as of the date of this Agreement. The prevailing party in any such dispute shall be awarded its attorney's fees and costs.


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                                  ARTICLE XVI.

CONFIDENTIALITY: THAT the Parties agree that this Agreement and the terms thereof shall be treated as confidential (i.e., not disclosed to any third party in the absence of a court order or legal necessity) and shall not be admissible or utilized for any purpose other than enforcing its terms or pursuing a claim against any insurance carrier; provided however, that the exhibits thereto may be used for the intended purposes. Smith/Monarch acknowledge that BounceBack will file this Settlement Agreement and all Exhibits attached hereto with the Securities and Exchange Commission.

                                  ARTICLE XVII.

CAPTIONS: Captions and Article headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, nor the intent of any provision hereof.

                                 ARTICLE XVIII.

REPRESENTATIONS OF PILGER AND BOUNCEBACK: Pilger and BounceBack represent and warrant as follows:

1) that Pilger was insured by Lloyds for directors and officers liability coverage under Certificate No. DOM3001376.

2) that the Conditional Release and Termination Agreement between BounceBack and Lakes Gaming (Lakes), dated May 20, 1999, as amended by the Amended Conditional Release and Termination Agreement, dated July 1, 1999, remains in force and effect, there are no further amendments thereto, said agreement is fully executory except for the advance of the sum of $2,000,000 paid to BounceBack by



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Lakes on or about  August 15,  1999,  that said  agreement is not subject to any pledges to third parties, discounts to Lakes not disclosed in Exhibits "A" or "D", is not subject to any liens or charges of any nature, and there exist no
restrictions  upon  assignment  of  said  agreement;   provided  however,   that
BounceBack may, in the future, assign a portion of the funds due under it to the third-parties, or negotiate early payment of a portion of the funds due under said agreement so long as the obligation to Smith/Monarch is not impaired. For the purposes of this paragraph "impairment" shall mean and be construed as causing the maximum $1,000,000 payment to Smith/Monarch set out in Article IV(a) above, to be less than $200,000 per year, paid quarterly in arrears.

         The representations and warranties made in this paragraph run to the essence of and the source of the consideration promised by BounceBack and Pilger, and serve as a material inducement for Smith and Monarch to enter into this agreement. Any substantial inaccuracy in these representations and warranties shall be a material breach of this agreement, and shall vitiate all rights and obligations hereunder.

                                  ARTICLE XIX.

MATERIAL BREACH: In the event that Pilger and/or BounceBack commit a material breach of this Agreement via act or omission, Smith and/or Monarch may at their sole discretion elect to either: 1) submit the matter for arbitration pursuant to Article XV above; or, 2) apply to the Court to set aside the Settlement and resume litigation (after giving effect or credit for any prior payments).



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                                   ARTICLE XX.

COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement; and facsimile copies shall be considered originals when an executed copy is transmitted to another party.

                                    BounceBackTechnologies.com, Inc.

DATED:August 13, 2002                   BY: /s/ John J. Pilger
                                        John J. Pilger, Individually


                                    BounceBackTechnologies.com

DATED:August 13, 2002                   BY: /s/ John J. Pilger
                                        John J. Pilger, President


DATED:August 10, 2002                   BY: /s/ Willard E. (Bud) Smith
                                        Willard E. (Bud) Smith, Individually


                                    Monarch Casinos, Inc.

DATED: August 10, 2002                  BY: /s/ Phil Hanson
                                        Phil Hanson, Representative



DATED: August 10, 2002                  BY: /s/ Kent Williams, President
                                        Kent Williams, President




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                                LIST OF EXHIBITS



A. Conditional Release and Termination Agreement of May 20,1999
B. Assignment
C. Insurance Assignment
D. Amendment to Conditional Release and Termination Agreement dated July 1,1999
E. Quit Claim Deed
F. Title Insurance Seller/Owners Affidavit
G. Personal license for waterborne ingress and egress
H. Stipulation of Dismissal



                        [Exhibits Intentionally Omitted]




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